Exhibit 10.1

FOURTH AMENDMENT TO LEASE
THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 24th day of July, 2017 (the “Amendment Execution Date”), by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord”), and MOMENTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.    WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of February 5, 2013 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March 21, 2013, as further amended by that certain Second Amendment to Lease dated as of May 24, 2013, as further amended by that certain Third Amendment to Lease dated as of December 30, 2015 (the “Third Amendment”) (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Bent Premises”) from Landlord in the building at 320 Bent Street, Cambridge, Massachusetts (the “Bent Building”);
B.    WHEREAS, Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, additional premises comprising approximately 52,252 square feet of Rentable Area (the “Binney Premises”) on the fourth (4th) floor of the building at 301 Binney Street in Cambridge, Massachusetts (the “Binney Building”), as depicted on Exhibit A-1 attached hereto;
C.    WHEREAS, Landlord has agreed to provide an additional tenant improvement allowance with respect to the Bent Premises, and the Base Rent for the Bent Premises shall be adjusted accordingly;
D.    WHEREAS, Landlord and Tenant desire to update the Bent Premises plans attached to the Existing Lease; and
E.    WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.    Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.    Lease of Binney Premises. Effective on the Binney Term Commencement Date (as hereinafter defined), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Binney Premises, including exclusive shafts, cable runs, mechanical spaces and rooftop areas, for use by Tenant for office use, in conformity with all Applicable Laws (the “Binney Permitted Use”). From and after the Binney Term Commencement Date, (a) the term “Premises,” as used in the Lease, shall mean, individually and collectively, as the context dictates, the Bent Premises and/or the Binney Premises, (b) Exhibit B to the Existing Lease shall be supplemented by Exhibit A to this Amendment, (c) the term “Binney Building Common Area” shall mean all portions of the Binney Building that are for the non-exclusive use of the tenants of the Binney Project generally, including driveways, sidewalks, parking areas, landscaped areas, service corridors, loading docks, utility closets, chases, stairways, elevators, restrooms and lobbies, (d) the term “Common Area” shall include the Binney Building Common Area, and (e) the term “Permitted Use” shall include the Binney Permitted Use. All provisions of the Lease applicable to the “Premises” shall be applicable to both the Bent Premises and the Binney Premises, except to the extent specifically set forth herein.

APPROVED
BIOMED REALTY LEGAL
/s/EKU

3.    Binney Premises Rentable Area and Pro Rata Share. The chart in Section 2.2 of the Existing Lease is hereby supplemented with the following:

Definition or Provision	Means the Following (As of the Binney Term Commencement Date)
Approximate Rentable Area of Binney Premises	52,252 square feet
Approximate Rentable Area of Binney Building	417,290 square feet
Tenant’s Pro Rata Share of Binney Building	12.52%

3.1.    Section 6.3 of the Original Lease is hereby deleted in its entirety and replaced with the following:
“6.3    The term “Rentable Area” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Bent Building or Binney Building, as applicable, that is not then utilized or expected to be utilized as usable area, including that portion of the Bent Building or Binney Building, as applicable, devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium, mailroom, and other spaces not reasonably categorized as useable.”
4.    Binney Premises Term. The Term of the Lease for the Binney Premises (the “Binney Premises Term”) shall commence on the Binney Term Commencement Date (hereinafter defined) and end on the date that is one hundred twenty (120) months from the Binney Rent Commencement Date (hereinafter defined), subject to extension pursuant to this Lease. The Binney Premises Term, together with the Extension Term for the Bent Premises, shall be referred to collectively as the “Term.”
5.    Binney Tenant Improvements.
5.1.    The provisions of Section 4 and Exhibit B of the Original Lease and Section 5 and Exhibit A of the Third Amendment shall apply solely to the Bent Premises. The provisions of this Section 5 and the work letter attached hereto as Exhibit B (the “Binney Work Letter”) shall apply solely to the Binney Premises. Neither this Section 5 nor the Binney Work Letter shall apply to improvements performed in any additional premises added to the Premises, other than the Binney Tenant Improvements in the Binney Premises, at any time or from time to time after the Amendment Execution Date, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the Term, whether by any options under the Lease or otherwise.
5.2.    With respect to the Binney Premises, the “Binney Term Commencement Date” shall be the date that Landlord delivers to Tenant vacant possession of the Binney Premises. Tenant shall execute and deliver to Landlord written acknowledgement of the Binney Term Commencement Date within ten (10) days after the occurrence of the Binney Term Commencement Date in the form attached hereto as Exhibit C. Failure to execute and deliver such acknowledgement, however, shall not affect the Binney Term Commencement Date or Landlord’s or Tenant’s liability under the Lease. Landlord agrees to use commercially reasonable efforts to cause the Binney Term Commencement Date to occur on or before October 1, 2017.
5.3.    Tenant shall, at its sole cost and expense cause the work described in the Binney Approved Plans (as defined in the Binney Work Letter) (the “Binney Tenant Improvements”) to be constructed in the Binney Premises, provided that Landlord shall provide to Tenant: (i) a demising allowance equal to Two Hundred Sixty One Thousand Two Hundred Sixty and 00/100 Dollars ($261,260.00) (based upon Five and No/100 Dollars ($5.00) per square foot of Rentable Area of the Binney Premises) (the “Binney Demising Allowance”), and (ii) a tenant improvement allowance equal to Four Million Seven Hundred Two Thousand Six Hundred Eighty and No/100 Dollars ($4,702,680.00) (based upon Ninety and 00/100 Dollars ($90.00) per square foot of Rentable Area of the

Binney Premises (collectively with the Binney Demising Allowance, the “Binney TI Allowance”). The Binney TI Allowance may be applied to the costs of (a) construction, (b) project review by Landlord (which fee shall be the actual costs incurred by Landlord in its review not to exceed one percent (1%) of the Binney TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related professional or consulting services performed by third parties hired by, but unaffiliated with, Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits, approvals or for inspections of the Binney Tenant Improvements, (f) costs and expenses for labor, material, equipment and fixtures, including but not limited to wiring, information technology and telecommunications systems, and (g) cubicles and workstations in an amount not to exceed Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) (collectively, the “Workstations”). Notwithstanding the foregoing, no more than ten percent (10%) of the Binney TI Allowance may be used for soft costs related to the Binney Tenant Improvements. In no event shall the Binney TI Allowance be used for (v) the cost of work that is not authorized by the Binney Approved Plans or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture (other than the Workstations), personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under the Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).
5.4.    Tenant shall have until the date that is fifteen (15) months after the Binney Term Commencement Date (the “Binney TI Deadline”), to submit Fund Requests (as defined in the Binney Work Letter) to Landlord for disbursement of the unused portion of the Binney TI Allowance, after which date Landlord’s obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire. In no event shall any unused Binney TI Allowance entitle Tenant to a credit against Rent payable under the Lease. Tenant shall deliver to Landlord (a) a certificate of occupancy for the Binney Premises suitable for the Binney Permitted Use, if applicable, or final sign-off by the Inspectional Services Department with respect to the Binney Tenant Improvements, and (b) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor.
5.5.    Prior to entering upon the Binney Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 of the Existing Lease are in effect with respect to the Binney Premises.
5.6.    Promptly after the Binney Term Commencement Date, Tenant shall install temporary meters for all water, gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Binney Premises for use during Tenant's construction of the Binney Tenant Improvements and until the Binney Rent Commencement Date, and Tenant shall pay all such utility charges, together with any fees, surcharges and taxes thereon.
5.7.    Notwithstanding anything to the contrary set forth herein or in the Existing Lease, upon Tenant’s surrender of the Binney Premises at the expiration or earlier termination of this Lease, Landlord shall have the right to elect, in its sole discretion, (a) that Tenant shall remove the Workstations at Tenant’s sole cost, or (b) that the Workstations shall remain a part of the Premises upon such surrender. If Landlord fails to make such election by written notice to Tenant on or before the date that is sixty (60) days before the expiration of this Lease, or, if this Lease is earlier terminated, on or before the date that is thirty (30) days after the date of such termination, Landlord shall be deemed to have elected option (b) above.
6.    Condition of Binney Premises. The provisions of Section 5 of the Existing Lease shall apply solely to the Bent Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Binney Premises, the Buildings or the Project, or with respect to the suitability of the Binney Premises, the Buildings or the Project for the conduct of Tenant’s business. Tenant acknowledges that (a) it is fully familiar with the condition of the Binney Premises and agrees to take the same in its condition “as is” as of the Binney Term Commencement Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Binney Premises for Tenant’s occupancy or to pay for or construct any improvements to the Binney Premises, except with respect to the Binney TI Allowance pursuant to the terms of this Amendment.

Tenant’s taking of possession of the Binney Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Binney Premises, the Buildings and the Project were at such time in good, sanitary and satisfactory condition and repair. Nothing contained in this Section 6 shall affect Landlord’s maintenance and repair obligations under the Lease.
7.    Binney Premises Base Rent.
7.1.    The provisions of Sections 2.3 and 7.1 of the Existing Lease shall apply solely to the Bent Premises. With respect to the Binney Premises, Tenant shall pay to Landlord as Base Rent for the Binney Premises, commencing on the date that is six (6) months after the Binney Term Commencement Date (the “Binney Rent Commencement Date”), the sums set forth in Section 7.2 of this Amendment with respect to the Binney Premises. During the Binney Premises Term, Base Rent shall be subject to an annual upward adjustment of three percent (3%) of the then-current Base Rent for the Binney Premises. The first such annual upward adjustment shall become effective commencing on the first (1st) annual anniversary of the Binney Rent Commencement Date (subject to the following sentence), and subsequent adjustments shall become effective on every successive annual anniversary (or adjusted date pursuant to the following sentence) for so long as the Lease continues in effect. Notwithstanding the foregoing, if the first (1st) annual anniversary of the Binney Rent Commencement Date falls on a date other than the first (1st) day of the month, then the first such annual upward adjustment shall become effective commencing on the first (1st) day of the anniversary month if the anniversary date falls between the second (2nd) day and the fifteenth (15th) day of the month, or the first (1st) day of the subsequent month if the anniversary date falls between the sixteenth (16th) day and the last day of the month.
7.2.    Initial monthly and annual installments of Base Rent for the Binney Premises shall be as follows, subject to adjustment pursuant to Section 7.1 hereof:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent*	Annual Base Rent*
Binney Rent Commencement Date – Month 12 after Binney Rent Commencement Date	52,252	$73.00	$317,866.33	$3,814,396

8.    Binney Additional Rent. In addition to Base Rent for the Binney Premises, Tenant shall pay all Additional Rent for the Binney Premises in accordance with the provisions of the Lease, including without limitation, those set forth in Sections 7.2, 7.3, 9 and 10. From and after the Binney Term Commencement Date, (a) the term “Tenant’s Pro Rata Share” shall mean, individually and collectively, as the context dictates, Tenant’s Pro Rata Share of Bent Building and Tenant’s Pro Rata Share of Binney Building; (b) the phrase “and/or Binney Building, as applicable” shall be inserted after each reference to “Bent Building” in Sections 9 and 10 of the Original Lease; (c) the phrase “and/or Binney Project, as applicable” shall be inserted after each reference to “Bent Project” in Sections 9 and 10 of the Original Lease; and (d) any references to “Execution Date” in Sections 9 and 10 of the Original Lease shall mean the Binney Term Commencement Date as it relates to the Binney Premises. For the avoidance of doubt, Tenant shall not be obligated to pay Tenant’s Pro Rata Share of Operating Expenses or the Property Management Fee, each with respect to the Binney Premises, until the Binney Rent Commencement Date. Additional Rent for the calendar year in which the Binney Rent Commencement Date occurs shall be equitably prorated to reflect the change in Tenant’s Pro Rata Share.
9.    Binney Premises Security Deposit.

9.1.    The provisions of Section 2.4 of the Original Lease shall apply solely to the Bent Premises (the “Bent Security Deposit”). With respect to the Binney Premises, Tenant shall deposit with Landlord on or before the Amendment Execution Date an amount equal to One Million Two Hundred Seventy One Thousand Four Hundred Sixty Five and 33/100 Dollars ($1,271,465.33) (the “Binney Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of the Lease to be kept and performed by Tenant with respect to the Binney Premises during the period commencing on the Binney Term Commencement Date and ending upon the expiration or termination of Tenant’s obligations under this Lease. The term “Security Deposit” shall mean, individually and collectively, as the context dictates, the Bent Security Deposit and the Binney Security Deposit, and the provisions of Section 11 of the Original Lease shall apply to the Binney Security Deposit.
10.    Binney Parking. Parking for the Binney Premises shall be as set forth in Section 13.3 of the Existing Lease, except that notwithstanding any provision of Section 13.3 of the Existing Lease to the contrary, as of the Binney Term Commencement Date, Tenant shall have, with respect to the Binney Premises (i.e., in addition to the number of spaces originally allowed under said Section 13.3), a non-exclusive, irrevocable license to use up to fifty-two (52) spaces (instead of Tenant’s Pro Rata Share of the parking facilities with respect to the Binney Premises) upon the terms and conditions set forth in the Existing Lease.
11.    Utilities and Services. The provisions of Sections 16.4, 16.5, 16.8, and 16.10, and the last sentence of Section 16.1 of the Existing Lease shall apply solely to the Bent Premises. With respect to the Binney Premises, Landlord shall (a) maintain and operate the HVAC supply air systems (except for the distribution system servicing the Premises, which Tenant shall operate and maintain at its sole cost and expense) used for the Permitted Use only and (b) subject to Subsection 11.1 below, furnish HVAC as reasonably required (except as this Lease otherwise provides) for reasonably comfortable occupancy of the Premises twenty-four (24) hours a day, every day during the Term, subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary in this Section, but subject to the provisions of Section 14.4 of the Existing Lease, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services; provided that Landlord diligently endeavors to cure any such interruption or impairment. Tenant shall ensure that its building management system is integrated into Landlord’s base building management system to enable connectivity of utility metering for remote data and information access. In addition, the chilled and heated water utilized for the HVAC system serving the Binney Premises shall be separately submetered, and Tenant shall pay for the usage shown thereon at Landlord's standard rates in effect from time to time, with such amounts due and payable within thirty (30) days after demand therefor. Landlord shall monitor the usage of such utilities by Tenant through the use of one or more submeters or check meters, and Tenant shall pay the cost of purchasing, installing and monitoring any related metering equipment, as necessary, to which costs the Demising Allowance may be applied.
11.1.    Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, use any device in the Binney Premises (including data processing machines) that will in any way increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity in use, as designed and constructed, at the Binney Premises as of the Amendment Execution Date.
11.2.    If Tenant shall require utilities or services in excess of the existing capacity in use, as designed and constructed, at the Binney Premises as of the Amendment Execution Date by reason of Tenant’s equipment, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services but which shall not otherwise be unreasonably withheld, conditioned or delayed, and Tenant shall pay as Additional Rent an amount equal to the actual cost of providing such excess utilities and services.
12.    Repairs and Maintenance. The provisions of Sections 18.1 and 18.2 of the Existing Lease shall apply solely to the Bent Premises. With respect to the Binney Premises, Landlord’s and Tenant’s repair obligations shall be as follows:

12.1.    Landlord shall repair and maintain the structural and exterior portions of the Binney Building, including roofing and covering materials; foundations (excluding any architectural slabs, but including any structural slabs); exterior walls; all common areas; plumbing; fire sprinkler systems (if any); base Building HVAC systems up to the first damper or isolation valve that serves the Premises and extends into the Premises (for purposes of clarity, the portion of the HVAC system that includes such first damper or isolation valve and extends into and through the Premises, and any supplemental HVAC serving the Premises shall not be part of the base Building HVAC and shall be Tenant’s obligation to maintain and repair pursuant to Section 12.2 below); elevators; and base Building electrical systems installed or furnished by Landlord.
12.2.    Except for services of Landlord, if any, required by Section 12.1 hereof, Tenant shall at Tenant’s sole cost and expense (a) be responsible for access (but this reference shall not make Tenant responsible for the Common Areas) and security to the Binney Premises utilizing a card system compatible with the base building system at the Binney Building, and (b) maintain and keep the Binney Premises (including but not limited to the portion of the HVAC system that includes the first damper or isolation valve and extends into and through the Binney Premises, any supplemental HVAC serving the Binney Premises, and any other systems or equipment exclusively serving the Binney Premises) and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted, and shall, within ten (10) days after receipt of written notice from Landlord, provide to Landlord any maintenance records that Landlord reasonably requests. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear, damage resulting from casualty or eminent domain, and damage resulting from the negligence or willful misconduct of Landlord, its agents, contractors, or employees or from the failure of Landlord to perform its obligations under the Lease in each case excepted; and shall, at Landlord’s request and Tenant’s sole cost and expense, remove all telephone and data systems, wiring and equipment from the Binney Premises, and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof.
13.    Option to Extend Binney Premises Term. The provisions of Section 41 of the Existing Lease, as amended by Section 7 of the Third Amendment, shall apply solely to the Bent Premises. This Section 13 shall apply solely to the Binney Premises. Provided Tenant has not assigned this Lease or subleased more than twenty-five percent (25%) of the Premises (other than and assignment or sublease pursuant to an Exempt Transfer), Tenant shall have one (1) option (“Binney Option”) to extend the Term beyond the expiration of the Binney Premises Term until June 30, 2035 (and no date earlier or later) as to the entire Binney Premises (and no less than the entire Binney Premises) upon the following terms and conditions. Any extension of the Binney Premises Term pursuant to the Binney Option shall be on all the same terms and conditions as this Lease, except as follows:
13.1.    Base Rent at the commencement of the Binney Option term shall equal the then-current fair market value for comparable space in the East Cambridge submarket of comparable age, quality, level of finish and proximity to amenities and public transit (“Binney FMV”), and may be further increased on each annual anniversary of the Binney Option term commencement date to the extent increases are in accordance with Binney FMV as determined hereunder. Tenant may, no more than fifteen (15) months prior to the date the Binney Premises Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Binney Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV (which shall include annual rent escalations). If Tenant gives written notice to exercise the Binney Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of the Binney FMV. If Tenant does not accept the Binney FMV, then the parties shall endeavor to agree upon the Binney FMV, taking into account all relevant factors, including (a) the size of the Binney Premises, (b) the length of the Binney Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Binney Building and the Project. In the event that the parties are unable to agree upon the Binney FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Binney Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the East Cambridge laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the East Cambridge submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the Binney FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual Binney FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The Binney FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Binney Option term. If, as of the commencement date of the Binney Option term, the amount of Base Rent payable during the Binney Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Binney Premises Term. After the final determination of Base Rent payable for the Binney Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the Binney Option term. Any failure of the parties to execute such amendment shall not affect the validity of the Binney FMV determined pursuant to this Section.
13.2.    The Binney Option is not assignable separate and apart from this Lease.
13.3.    The Binney Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Binney Option at least twelve (12) months prior to the end of the expiration of the Binney Premises Term. Time shall be of the essence as to Tenant’s exercise of the Binney Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Binney Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Binney Option after the date provided for in this Section.
13.4.    Notwithstanding anything contained in this Section 13 to the contrary, Tenant shall not have the right to exercise the Binney Option during the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default.
13.5.    All of Tenant’s rights under the provisions of the Binney Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Binney Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease four (4) or more times and a service or late charge under Section 31.1 of the Existing Lease has become payable for any such default, whether or not Tenant has cured such defaults.
13.6.    The period of time within which Tenant may exercise the Binney Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Binney Option because of the provisions of Sections 13.4 and 13.5.
14.    Right of First Refusal – Binney Building Fourth (4th) Floor. Subject to any other parties’ rights existing as of the Amendment Execution Date with respect to Available ROFR Premises (as defined below), Tenant shall have a continuing right of first refusal (“ROFR”) as to the remaining rentable premises on the fourth (4th) floor (or any portion thereof) of the Binney Building that become available after the initial lease executed before or after the Amendment Execution Date (“Available ROFR Premises”). To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant for the same premises, the affected space shall not be deemed to be Available ROFR Premises. In the event Landlord receives from a third party a bona fide offer to lease the Available ROFR Premises that Landlord is prepared to accept or Landlord makes an offer to a third party that such third party is prepared to accept, then, before entering into any lease or lease amendment pursuant to such offer Landlord shall provide written notice thereof to Tenant (the “Binney 4th Floor Notice of Offer”), specifying the terms and conditions of a proposed lease to Tenant of the Available ROFR Premises which notice shall constitute an offer to lease such space to Tenant upon such terms.
14.1.    Within ten (10) days following its receipt of a Binney 4th Floor Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFR Premises on the terms and conditions set forth in the Binney 4th Floor Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within such ten (10) day period, then Tenant shall be deemed to have elected not to lease the Available ROFR Premises.
14.2.    If Tenant timely notifies Landlord that Tenant elects to lease the Available ROFR Premises on the terms and conditions set forth in the Binney 4th Floor Notice of Offer, then Landlord shall lease the Available ROFR Premises to Tenant upon the terms and conditions set forth in the Binney 4th Floor Notice of Offer.
14.3.    If Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises on the terms and conditions set forth in the Binney 4th Floor Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above, then Landlord shall have the right to consummate the lease of the Available ROFR Premises on the same terms as set forth in the Binney 4th Floor Notice of Offer following Tenant’s election (or deemed election) not to lease the Available ROFR Premises. Notwithstanding the foregoing, in the event Tenant elects not to lease the Available ROFR Premises or fails to notify Landlord of Tenant’s election in accordance with the terms hereof, and the terms and conditions set forth in the original Binney 4th Floor Notice of Offer are materially changed (i.e., base rent is changed by more than five percent (5%)), then Landlord shall provide Tenant with an updated Binney 4th Floor Notice of Offer and the provisions of this Section 14 shall once again apply.
14.4.    Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the ROFR during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFR if Landlord has given Tenant two (2) or more notices of default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFR.
14.5.    Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease (other than pursuant to an Exempt Transfer), without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.
14.6.    If Tenant exercises the ROFR, Landlord does not guarantee that the Available ROFR Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFR Premises or for any other reason beyond Landlord’s reasonable control.
15.    Right of First Offer – Binney Building Fifth (5th) Floor. Subject to: (a) the existing tenant not renewing its lease of the Available Binney 5th Floor ROFO Premises, and (b) any other parties’ rights existing as of the Amendment Execution Date with respect to Available Binney 5th Floor ROFO Premises (as defined below), Tenant shall have a continuing right of first offer (“Binney 5th Floor ROFO”) as to the rentable premises on the fifth (5th) floor of the Binney Building that become available (“Available Binney 5th Floor ROFO Premises”); provided, however, that in no event shall Landlord be required to lease any Available Binney 5th Floor ROFO Premises to Tenant for any period past the date on which the Binney Premises Term expires or the Lease is terminated pursuant to its terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant or subtenant of any space, or enters into a new lease with such then-existing tenant or subtenant for the same premises, the affected space shall not be deemed to be Available Binney 5th Floor ROFO Premises until the new lease with such then-existing tenant expires, at which point such space shall be subject to the Binney 5th Floor ROFO. In the event Landlord intends to market the Available Binney 5th Floor ROFO Premises, Landlord shall provide written notice to Tenant setting forth the Available Binney 5th Floor ROFO Premises, the base rent (which shall equal the greater of the then-current Base Rent rate per square foot for the Binney Premises under this Lease and Landlord’s proposed estimate of the Binney FMV for the Available Binney 5th Floor ROFO Floor Premises), the term shall be coterminous with the Binney Premises Term (as it may be extended pursuant to this Amendment), and any other material terms as determined by Landlord (the “Binney 5th Floor Notice of Marketing”).
15.1.    Within ten (10) business days following its receipt of a Binney 5th Floor Notice of Marketing, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available Binney 5th Floor ROFO Premises on the terms and conditions set forth in the Binney 5th Floor Notice of Offer and whether Tenant accepts Landlord’s proposed estimate of the Binney FMV. If Tenant fails to notify Landlord of Tenant’s election within such ten (10) business day period, then Tenant shall be deemed to have elected not to lease the Available Binney 5th Floor ROFO Premises.
15.2.    If Tenant timely notifies Landlord that Tenant elects to lease all of the Available Binney 5th Floor ROFO Premises on the terms and conditions set forth in the Binney 5th Floor Notice of Marketing, then Landlord shall lease the Available Binney 5th Floor ROFO Premises to Tenant upon the terms and conditions set forth in the Binney 5th Floor Notice of Marketing. If Tenant elects to lease all of the Available Binney 5th Floor ROFO Premises on all of the terms and conditions set forth in the Binney 5th Floor Notice of Marketing except Landlord’s proposed estimate of the Binney FMV, then the parties shall determine the Binney FMV in accordance with Section 13.1 hereof, as applied to the Available Binney 5th Floor ROFO Premises and the Binney Building. Failure of Tenant to expressly accept Landlord’s proposed estimate of FMV in Tenant’s election notice shall be deemed Tenant’s rejection of Landlord’s estimate of FMV.
15.3.    If Tenant notifies Landlord that Tenant elects not to lease the Available 5th Floor Binney ROFO Premises, then Landlord shall have the right to consummate a lease of all or any portion of the Available Binney 5th Floor ROFO Premises with another party or parties.
15.4.    Notwithstanding anything in this Section 14 to the contrary, Tenant shall not exercise the Binney 5th Floor ROFO during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the Binney 5th Floor ROFO during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the Binney 5th Floor ROFO if Landlord has given Tenant two (2) or more notices of an actual monetary default or an actual material non-monetary default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the Binney 5th Floor ROFO.
15.5.    Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the Binney 5th Floor ROFO, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease (other than to a Tenant Affiliate in conjunction with an assignment or transfer of Tenant’s entire interest in the Lease to such Tenant Affiliate), without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.
15.6.    If Tenant exercises the Binney 5th Floor ROFO, Landlord does not guarantee that the Available Binney 5th Floor ROFO Premises will be available on the anticipated commencement date for the lease as to such premises due to a holdover by the then-existing occupants of the Available Binney 5th Floor ROFO Premises or for any other reason beyond Landlord’s reasonable control.
16.    UPS System. Landlord and Tenant acknowledge that there is an uninterruptible power supply unit and associated HVAC unit and equipment (collectively, the “UPS System”) located in a mechanical room within the Binney Premises. From and after the Binney Term Commencement Date, Tenant shall have the exclusive right to use the UPS System throughout the Lease Term. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the UPS System, or with respect to the suitability of the UPS System for the conduct of Tenant’s business under the Lease. Tenant acknowledges that it is fully familiar with the condition of the UPS System and agrees to take the same in its condition “as is” as of the Binney Term Commencement Date, and that Landlord shall have no obligation to repair, maintain or monitor the UPS System during the Binney Term, and that Landlord shall have no liability for any failure of the UPS System (or any utility or service serving the UPS) during the Term. Landlord and Tenant agree that that the UPS System is affixed to the Binney Premises, and that Landlord will own the UPS System upon the expiration of the Binney Term.
17.    Binney Surrender. At least ten (10) days prior to Tenant’s surrender of possession of any part of the Binney Premises, Tenant shall conduct a site inspection with Landlord.
18.    Rooftop Installation Area. With respect to the Binney Premises, Tenant may use the portion of the Binney Building that is cross-hatched on Exhibit N-1 attached hereto (the “Binney Rooftop Installation Area”), in accordance with the terms and provisions of Section 40 of the Existing Lease. All references in the Lease to “Rooftop Installation Area” shall mean, individually and collectively, as the context dictates, the Rooftop Installation Area in the Bent Building and the Binney Rooftop Installation Area.
19.    Additional References. From and after the Binney Term Commencement Date, (a) the phrase “and/or Binney Building, as applicable” shall be inserted after each reference to “Bent Building” in Sections 12.2, 12.8, 14, 16.2, 16.4, 16.5, 17, 22.2, 22.4(a), 23, 24, 25, 35.1, and 40.4 of the Existing Lease; and (b) the phrase “and/or Binney Project, as applicable” shall be inserted after each reference to “Bent Project” in Sections 6.1, 14, 16.2, 16.4, 16.5, 17, 23, 24, 25, 35.1, and 40.4 of the Existing Lease. Sections 12.12, 21.9, 26.1 and 46 of the Existing Lease shall apply solely to the Bent Premises. Any reference to a vivarium in the Existing Lease shall apply solely to the Bent Premises.
20.    Bent Premises Additional TI Allowance.
20.1.    Tenant has requested and Landlord has agreed to make available an additional Five Million Two Hundred Thousand and 00/100 Dollars ($5,200,000) (based upon Fifty and 00/100 Dollars ($50.00) per square foot of Rentable Area at the Bent Premises) (the “Bent Premises Additional TI Allowance”) to fund the Extension Term Tenant Improvements and the Binney Tenant Improvements (as defined in the Third Amendment). From and after the Amendment Execution Date, the term “Extension Term TI Allowance” shall be deemed to include the Bent Premises Additional TI Allowance, and the provisions of the Third Amendment (including the Work Letter attached thereto (the “Bent Work Letter”)) shall govern the Bent Premises Additional TI Allowance (including without limitation, the use and disbursement thereof), except to the extent specifically set forth herein.
20.2.    Tenant shall have until the date that is fifteen (15) months after the Amendment Execution Date (the “Bent Premises Additional TI Deadline”), to submit Fund Requests (as defined in the Bent Work Letter) to Landlord for disbursement of the unused portion of the Bent Premises Additional TI Allowance, after which date Landlord’s obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire. Notwithstanding anything to the contrary set forth in this Lease, Tenant may apply any portion of the Bent Premises Additional TI Allowance to the Binney Tenant Improvements, in which event such portion of the Bent Premises Additional TI Allowance shall be governed by Section 5 of this Amendment and the Binney Work Letter. In no event shall any unused Bent Premises Additional TI Allowance entitle Tenant to a credit against Rent payable under the Lease.
21.    Bent Premises Base Rent.
21.1.    Base Rent for the Bent Premises shall be increased to include the amount of the Bent Premises Additional TI Allowance (regardless of whether such amounts are used to fund the Extension Term Tenant Improvements or the Binney Tenant Improvements) amortized over the remainder of the current Term at a rate of eight percent (8%) annually. Base Rent shall be increased as of September 1, 2017.
21.2.    The last paragraph of Section 3 of the Third Amendment is hereby deleted in its entirety. Commencing on September 1, 2017, Base Rent shall be as follows:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
9/1/2017 – 8/31/2018	104,678	$77.52 annually	$676,219.88	$8,114,638.56
9/1/2018 - 8/31/2019	104,678	$79.62 annually	$694,538.53	$8,334,462.36
9/1/2019 - 8/31/2020	104,678	$81.78 annually	$713,380.57	$8,560,566.84
9/1/2020 - 8/31/2021	104,678	$84.01 annually	$732,833.23	$8,793,998.78
9/1/2021 - 8/31/2022	104,678	$86.31 annually	$752,896.52	$9,034,758.18
9/1/2022 - 8/31/2023	104,678	$88.67 annually	$773,483.19	$9,281,798.26
9/1/2023 - 8/31/2024	104,678	$91.11 annually	$794,767.72	$9,537,212.58
9/1/2024 - 8/31/2025	104,678	$93.62 annually	$816,662.86	$9,799,954.36
9/1/2025 - 8/31/2026	104,678	$96.20 annually	$839,168.63	$10,070,023.60
9/1/2026 - 2/28/2027	104,678	$98.86 annually	$862,372.26	$10,348,467.08*
*Pro-rated for partial year
22.    Bent Premises Property Management Fee. Commencing on September 1, 2017, the Property Management Fee payable for the Bent Premises shall be calculated based upon the Base Rent exclusive of the amortized cost of the Bent Premises Additional TI Allowance, as shown on the following table:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
9/1/2017 - 8/31/2018	104,678	$70.04 annually	$610,970.59	$7,331,647.12
9/1/2018 - 8/31/2019	104,678	$72.14 annually	$629,289.24	$7,551,470.92
9/1/2019 - 8/31/2020	104,678	$74.30 annually	$648,131.28	$7,777,575.40
9/1/2020 - 8/31/2021	104,678	$76.53 annually	$667,583.95	$8,011,007.34
9/1/2021 - 8/31/2022	104,678	$78.83 annually	$687,647.23	$8,251,766.74
9/1/2022 - 8/31/2023	104,678	$81.19 annually	$708,233.90	$8,498,806.82
9/1/2023 - 8/31/2024	104,678	$83.63 annually	$729,518.43	$8,754,221.14
9/1/2024 - 8/31/2025	104,678	$86.14 annually	$751,413.58	$9,016,962.92
9/1/2025 - 8/31/2026	104,678	$88.72 annually	$773,919.35	$9,287,032.16
9/1/2026 - 2/28/2027	104,678	$91.38 annually	$797,122.97	$9,565,475.64*
*Pro-rated for partial year
23.    Option to Extend Bent Premises Term. The first sentence of Section 41 of the Lease (as amended by Section 7 of the Third Amendment) is hereby deleted in its entirety and replaced with the following:
“41. Option to Extend Term. Provided Tenant has not assigned this Lease or subleased more than forty-five percent (45%) of the Bent Premises other than pursuant to an Exempt Transfer, Tenant shall have one (1) option (“Option”) to extend the Term beyond the expiration of the Extension Term until June 30, 2035 (and no earlier or later) as to the entire Bent Premises (and no less than the entire Bent Premises) upon the following terms and conditions.”
24.    Change in Location of Bent Premises; License.
24.1.    Effective as of the substantial completion of the Extension Term Tenant Improvements, the Bent Premises are hereby modified as follows: (a) Tenant shall release and exclude from the Bent Premises approximately eighty-three (83) square feet on the first (1st) floor of the Bent Building (the “Surrendered Space”) and Landlord shall accept the return of the Surrendered Premises and (b) Landlord shall lease to Tenant and Tenant shall accept and include as part of the Bent Premises approximately eighty-three (83) square feet on the first (1st) floor of the Bent Building (the “Additional Space”). The simultaneous occurrence of (a) and (b) shall be referred to herein as the “Bent Premises Swap”. From and after the Substantial Completion of the Extension Term Tenant Improvements, (A) the “Bent Premises” shall mean the Bent Premises originally identified on Exhibit B to the Original Lease, (i) less the Surrendered Space plus (ii) the Additional Space, and (B) the Premises Plan for the First Floor of the Bent Building on Page 2 of Exhibit B attached to the Original Lease shall be deleted in its entirety and replaced by Exhibit A-2 attached hereto and incorporated herein. Tenant shall provide Landlord with written notice upon the substantial completion of the Extension Term Tenant Improvements. For the avoidance of doubt, the overall rentable square footage and Tenant’s Pro Rata Share for the Bent Premises shall remain unchanged by the Bent Premises Swap.
24.2.    Commencing on the Amendment Execution Date and ending on the date the Extension Term Tenant Improvements are substantially complete (the “License Term”), Tenant shall have a license to use the Additional Space for the purpose of demising the area to be included in the Bent Premises. The terms of Tenant’s use of the Additional Space shall be on the same terms and conditions as Tenant’s use of the Bent Premises under the Lease, including without limitation, those related to Alterations, insurance and the Work Letter for the Extension Term Tenant Improvements. Notwithstanding the foregoing or any other provision of the Lease to the contrary, Tenant shall not be obligated to pay any Base Rent, Operating Expenses, or Property Management Fees with respect to the Additional Space during the License Term. Tenant shall, however, pay for any electricity or other utilities used in connection with the Extension Term Tenant Improvements related to demising the Additional Space.
24.3.    Tenant acknowledges and agrees that (a) Tenant is fully familiar with the condition of the Additional Space and, notwithstanding anything contained in the Lease to the contrary, agrees to occupy the same in its “as is” condition as of the Amendment Execution Date, subject to the Extension Term Tenant Improvements, (b) Landlord has not made and does not hereby make any representation or warranty of any kind, express or implied, with respect to the Additional Space, including but not limited to any representation or warranty that the Additional Space is suitable for the Permitted Use, and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Space for Tenant’s continued occupancy or to pay for any improvements to the Additional Space, except for the Extension Term TI Allowance as set forth in the Third Amendment. Nothing contained in this Section 22.3 shall affect Landlord’s maintenance and repair obligations under the Lease.
25.    Insurance. The first sentence of Section 23.4 of the Original Lease is hereby deleted in its entirety and replaced with the following:
“23.4    The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BRE Edison Parent L.P., and MBA-Rogers Street, LLC and their respective officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds.”
26.    Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than CB Richard Ellis-N.E. Partners (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.
27.    No Default. Each of Landlord and Tenant represent, warrant and covenant to the other that, to the best of its knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

28.    Notice and Payment Addresses. Sections 2.6, 2.7, 2.8, and 2.9 of the Original Lease are hereby deleted in their entirety and replaced with the following:
“2.6    Address for Rent Payment:    BMR-Rogers Street LLC
Attention Entity 635
P.O. Box 511415
Los Angeles, CA 90051-7970

2.7    Address for Notices to Landlord:    BMR-Rogers Street LLC
17190 Bernardo Center Drive
San Diego, CA 92128
Attn: Legal Department

2.8    Address for Notices to Tenant:    Momenta Pharmaceuticals, Inc.
675 West Kendall Street
Cambridge, Massachusetts 02142
Attn: Christopher Kiefer, Esq.

2.9    Address for Invoices to Tenant:    Momenta Pharmaceuticals, Inc.
675 West Kendall Street
Cambridge, Massachusetts 02142
Attn: Scott Storer

29.    Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
30.    Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
31.    Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
32.    Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed. Landlord guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
33.    Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
[Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as a sealed Massachusetts instrument as of the date and year first above written.
LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By: /s/ William Kane
Name: William Kane
Title: Senior Vice President East Coast Leasing

TENANT:

MOMENTA PHARMACEUTICALS, INC.,
a Delaware corporation

By: /s/ Scott Storer
Name: Scott Storer
Title: CFO

EXHIBIT A-1
BINNEY PREMISES
[See attached]

A-1

Legend

Tenant Premises

Mechanical Portion of Premises
(excluded from zoning floor area)

BioMed Realty
prepared by ARROWSTREET

Premises Plan - Tenant 4A
301 Binney Street
Cambridge, Massachusetts

Approximate Scale: 1 In = 40 Ft
Lower Parking
1 May 2017

Legend

Tenant Premises

Mechanical Portion of Premises
(excluded from zoning floor area)

BioMed Realty
prepared by ARROWSTREET

Premises Plan - Tenant 4A
301 Binney Street
Cambridge, Massachusetts

Approximate Scale: 1 In = 40 Ft
Upper Parking
1 May 2017

TENANT 3 NEUTRALIZATION
TENANT 4B NEUTR
FIRE PUMP
WATER BOOSTER
LOADING DOCK
BUILDING ELECTRICAL
BUILDING ELECTRICAL
TENANT 1B
FITNESS CENTER
TENANT 1A NEUTR
BCA MECH
TENANT 2 NEUTRALIZATION
TENANT 5 NEUTRALIZATION
EAST LOBBY
LOBBY RETAIL
BLDG COMMON MECHANICAL
(RETAIL PORTION)
RETAIL TEN R MECHANICAL
SUPPLY AIR SHAFT
TENANT 1C MECHANICAL
TENANT 1A MECHANICAL
NEUTRALIZATION MECHANICAL ROOM
PLBG RM
TENANT 2 MECHANICAL
SUPPLY AIR SHAFT
BLDG COMMON MECHANICAL
FLR COMM ELEC EAST
COMM TEL EAST
FLOOR COMM ELEC WEST
COMM TEL WEST
RETAIL TENANT R
TENANT 1A
TENANT 1C
TENANT 2
KENDALL CROSSING

Legend

- Tenant Premises
- Mechanical Portion of Premises (excluded from zoning floor area)

BioMed Realty

prepared by ARROWSTREET

Premises Plan - Tenant 4A

301 Binney Street

Cambridge, Massachusetts

Approximate Scale: 1 In = 40 Ft

1st Floor

1 May 2017

ELEC. WEST
TEL. WEST
SUPPLY AIR SHAFT
TENANT 2 WEST MECHANICAL
PLUMBING
TENANT 2 EAST MECHANICAL
SUPPLY AIR SHAFT
ELEC. EAST
TEL. EAST
KENDALL CROSSING
TENANT 2

Legend

- Tenant Premises
- Mechanical Portion of Premises (excluded from zoning floor area)

BioMed Realty

prepared by ARROWSTREET

Premises Plan - Tenant 4A

301 Binney Street

Cambridge, Massachusetts

Approximate Scale: 1 In = 40 Ft

2nd Floor

1 May 2017

TEN ELEC WEST
TEN TEL WEST
TENANT WEST MECHANICAL
SUPPLY AIR SHAFT
TENANT WEST MECHANICAL
PLUMBING
TENANT EAST MECHANICAL
SUPPLY AIR SHAFT
TENANT EAST MECHANICAL
TEN ELEC EAST
TEN TEL EAST
KENDALL CROSSING
TENANT 3

Legend

- Tenant Premises
- Mechanical Portion of Premises (excluded from zoning floor area)

BioMed Realty

prepared by ARROWSTREET

Premises Plan - Tenant 4A

301 Binney Street

Cambridge, Massachusetts

Approximate Scale: 1 In = 40 Ft

3rd Floor

1 May 2017

TENANT 4A
TENANT 4B
SUPPLY AIR SHAFT
WEST MECHANICAL TENANT 4A
SHARED MECHANICAL
EAST MECHANICAL TENANT 4B
TEN. ELEC. EAST
TEN. TEL. EAST
CORE
KENDALL CROSSING
TENANT 4A
TENANT 4B

Legend

Tenant Premises

Mechanical Portion of Premises
(excluded from zoning floor area)

BioMed Realty

prepared by ARROWSTREET

Premises Plan - Tenant 4A

301 Binney Street

Cambridge, Massachusetts

Approximate Scale: 1 In = 40 Ft

4th Floor

1 May 2017

TENANT 4A SHAFTS
WEST CORE
TEN. ELEC. WEST
TEN. TEL. WEST
SUPPLY AIR SHAFT
TENANT 5 WEST MECHANICAL
PLUMBING
TENANT 5 EAST MECHANICAL
SUPPLY AIR SHAFT
TEN. ELEC. EAST
TEN. TEL. EAST
EAST CORE
TENANT 4A SHAFTS
KENDALL CROSSING
TENANT 5

Legend

- Tenant Premises
- Mechanical Portion of Premises (excluded from zoning floor area)

BioMed Realty
prepared by ARROWSTREET

Premises Plan - Tenant 4A
301 Binney Street
Cambridge, Massachusetts

Approximate Scale: 1 In = 40 Ft
5th Floor
1 May 2017

BUILDING CHILLERS
BUILDING BOILERS & PUMPS
BUILDING CHILLERS
EMR
ELEV. MACH. RM.
TENANT 4A ROOF AREA
TENANT 1C MECHANICAL
AIR SHAFT
TENANT 1A MECHANICAL
TENANT 4B MECH
TENANT 5 MECHANICAL
TENANT 2 MECHANICAL
BUILDING EMERGENCY GENERATOR
TENANT 1C MECH
TENANT 3 MECHANICAL
TENANT 2 MECHANICAL
AIR SHAFT
EMR
TENANT 4A ROOF AREA

Legend

Tenant Premises

Mechanical Portion of Premises (excluded from zoning floor area)

Note: Shafts from floors below which terminate at the main roof level outside the penthouse are shown to indicate tenant assignment only and are not included in rentable area.

BioMed Realty

prepared by ARROWSTREET

Premises Plan - Tenant 4A

301 Binney Street

Cambridge, Massachusetts

Approximate Scale: 1 In = 40 Ft

Penthouse

1 May 2017

EXHIBIT A-2
PLAN OF BENT PREMISES (FIRST FLOOR)
[See attached]

A-2-1

TENANT B.2 SHAFT
TENANT B.1 SHAFT
TENANT B.1
SHAFT AREA

Legend

Tenant Premises

Approximate Scale: 1 in = 40 Ft

BioMed Realty

prepared by ARROWSTREET

Tenant B.1-B.2-1.1-2 Premises

320 Bent Street

Cambridge, Massachusetts

1st Floor

28 April 2017

EXHIBIT B-2
BINNEY WORK LETTER
This Binney Work Letter (this “Binney Work Letter”) is made and entered into as of the 24th day of July, 2017, by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord), and MOMENTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Fourth Amendment to Lease dated as of July 24, 2017 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Amendment”), by and between Landlord and Tenant for the Premises located on the fourth (4th) floor of the building at 301 Binney Street in Cambridge, Massachusetts. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.
1.    General Requirements.
1.1.    Authorized Representatives.
(a)    Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (a) Salvatore Zinno as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Binney Work Letter, and (b) an officer of Landlord as the person authorized to sign any amendments to this Binney Work Letter, the Amendment or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.
(b)    Tenant designates Robert Vasallo (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Binney Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.
1.2    Schedule. The schedule for design and development of the Binney Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Binney Schedule”), which Binney Schedule shall be an estimate of such time periods and shall be extended as reasonably necessary as provided herein (provided, however, that in no event shall any such extension of time periods in the Binney Schedule change the Binney Term Commencement Date, the Binney Premises Term, or the Binney Rent Commencement Date unless mutually agreed upon in writing by the parties or pursuant to a provision of this Binney Work Letter. Tenant shall prepare the Binney Schedule so that it is a reasonable schedule for the completion of the Binney Tenant Improvements. The Binney Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Project outside of the Binney Premises. As soon as the Binney Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually and reasonably agreed upon in writing by the parties or as expressly provided in this Binney Work Letter.
1.3    Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Binney Tenant Improvements shall be selected by Tenant, which selection shall be provided to Landlord and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord hereby approves each of the following: Perkins +Will, Inc. (architect), Cardinal Construction Company, Inc. (contractor), AHA Consulting

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Engineers, Inc., WSP/Parsons Brinkerhoff, and R.G. Vanderweil (engineering), Robert W. Sullivan, Inc. (engineering) and McNamara – Salvia (structural engineering). Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building. All Tenant contracts related to the Binney Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Binney Tenant Improvements to Landlord.
2.    Binney Tenant Improvements. All Binney Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the Binney TI Allowance) and in accordance with the Approved Plans (as defined below), the Lease and this Work Letter. To the extent that the total projected cost of the Binney Tenant Improvements (as projected by Landlord) exceeds the Binney TI Allowance (such excess, the “Excess TI Costs”), Tenant shall pay the costs of the Binney Tenant Improvements on a pari passu basis with Landlord as such costs become due, in the proportion of Excess TI Costs payable by Tenant to the Binney TI Allowance payable by Landlord. If the cost of the Binney Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall pay any additional Excess TI Costs in the same way that Tenant pays the initial Excess TI Costs. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Tenant or its contractors as the Binney Tenant Improvements shall be new or “like new;” the Binney Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Binney Tenant Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Binney Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. All Binney Tenant Improvements shall be performed in accordance with Section 17 of the Lease; provided that, notwithstanding anything in the Lease or this Work Letter to the contrary, in the event of a conflict between this Work Letter and Section 17 of the Lease, the terms of this Work Letter shall govern.
2.1.    Binney Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Binney Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Binney Schematic Plans”). Landlord agrees that, at the election of Tenant, the Binney Tenant Improvements shall include, inter alia, the installation of an internal staircase between the fourth (4th) and fifth (5th) floors of the Binney Building, which shall be subject to Landlord’s review and approval in accordance with this Work Letter; provided, however, that Tenant shall remove such internal staircase and restore the Premises and the fifth (5th) floor to substantially the same condition as existed prior to the installation thereof at Tenant’s sole cost and expense upon the expiration of this Lease or the earlier termination thereof, unless (i) Tenant requests in writing Landlord’s consent to leave the internal staircase not later than nine (9) months before the expiration of the term of this Lease, and (ii) Landlord consents to such request, in its sole discretion, within sixty (60) days after receipt thereof. The Draft Binney Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Binney Schematic Plans whether Landlord approves or objects to the Draft Binney Schematic Plans and of the manner, if any, in which the Draft Binney Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Binney Schematic Plans, then Tenant shall revise the Draft Binney Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Binney Schematic Plans. Tenant shall then resubmit the revised Draft Binney Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Binney Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Binney Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Binney Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Binney Schematic Plans.”

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2.2.    Binney Construction Plans. Tenant shall prepare final plans and specifications for the Binney Tenant Improvements based upon the Approved Binney Schematic Plans. As soon as such final plans and specifications (“Binney Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Binney Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Binney Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Binney Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Binney Construction Plans. Promptly after the Binney Construction Plans are approved by Landlord and Tenant, two (2) copies of such Binney Construction Plans shall be initialed and dated by Landlord and Tenant, and forthwith thereafter Tenant shall submit such Binney Construction Plans to all appropriate Governmental Authorities for approval. The Binney Construction Plans so approved, and all change orders specifically permitted by this Binney Work Letter, are referred to herein as the “Approved Binney Plans.”
2.3.    Changes to the Binney Tenant Improvements. Any changes to the Binney Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Section 2.3 and shall be subject to the written approval of the non-requesting party in accordance with this Binney Work Letter.
(a)    Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Binney Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.
(b)    Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have a commercially reasonable basis for requesting a Change, including, without limitation, to facilitate coordination with the base Building. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.
2.4.    Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.
2.5.    Quality Control Program; Coordination. Tenant shall provide Landlord with information regarding the following (together, the “QCP”): (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans. The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the Binney Tenant Improvements. Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor. At the conclusion of the Binney Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.

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3.    Completion of Binney Tenant Improvements. Tenant, at its sole cost and expense (except for the Binney TI Allowance), shall perform and complete the Binney Tenant Improvements in all respects (a) in substantial conformance with the Approved Binney Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Binney Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence satisfactory to Landlord that (i) all Binney Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) any and all liens related to the Binney Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iii) no security interests relating to the Binney Tenant Improvements are outstanding, (u) all certifications and approvals with respect to the Binney Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Binney Premises (including a certificate of occupancy for the Binney Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Binney Premises is in all material respects in accordance with the Approved Binney Plans as affected by approved Changes, (x) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Binney Tenant Improvements as an overlay on the Binney Building “as built” plans (provided that Landlord provides the Binney Building “as-built” plans to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Binney Tenant Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.
4.    Insurance.
4.1.    Property Insurance. At all times during the period beginning with commencement of construction of the Binney Tenant Improvements and ending with final completion of the Binney Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Binney Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Binney Tenant Improvements or any temporary structures on the Binney Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance. Such property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.
4.2.    Other Insurance. At all times during the period of construction of the Binney Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws and the other insurance set forth on Exhibit A-1 attached hereto.

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5.    Liability. As between Landlord and Tenant, Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Binney Tenant Improvements. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees. Any deficiency in design or construction of the Binney Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.
6.    Binney TI Allowance.
6.1.    Application of Binney TI Allowance. Landlord shall contribute the Binney TI Allowance toward the costs and expenses incurred in connection with the performance of the Binney Tenant Improvements, in accordance with Section 5 of the Third Amendment of the Lease. If the entire Binney TI Allowance is not applied toward or reserved for the costs of the Binney Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance. If the entire Excess TI Costs advanced by Tenant to Landlord are not applied toward the costs of the Binney Tenant Improvements, then Landlord shall promptly return such excess to Tenant following completion of the Binney Tenant Improvements. Tenant may apply the Binney TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Lease.
6.2.    Approval of Budget for the Binney Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Binney Work Letter or the Amendment, Landlord shall not have any obligation to expend any portion of the Binney TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Binney Tenant Improvements (the “Binney Approved Budget”). Prior to Landlord’s approval of the Binney Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Binney Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Binney Tenant Improvements that exceed the amount of the Binney TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Binney Tenant Improvements that is proposed by Tenant.
6.3.    Fund Requests. Upon submission by Tenant to Landlord of (a) a statement (a “Fund Request”) setting forth the total amount of the Binney TI Allowance requested, (b) a summary of the Binney Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the Binney TI Allowance then being requested, and (d) except with respect to the final Fund Request, conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Binney Tenant Improvements performed that correspond to the Fund Request each in a form reasonably acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers), the amount of Tenant Improvement costs set forth in such Fund Request or Landlord’s pari passu share thereof if Excess TI Costs exist based on the Approved Budget; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Binney Tenant Improvements is approved in accordance with Section 6.2, the schedule is approved in accordance with Section 1.2, the applicable architect, engineering consultants, design team, general contractor and subcontractors for which payment is sought have been approved in accordance with Section 1.3, and the Draft Schematic Plans or Construction Plans, as applicable, have been approved in accordance with Section 2.1 or Section 2.2, as applicable. Further, any Fund Request under this Section shall be subject to the payment limits set forth in Section 6.2 above and Section 5 of the Third Amendment. Notwithstanding anything in this Section to the contrary,

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Tenant shall not submit a Fund Request more often than every thirty (30) days. Any additional Fund Requests submitted by Tenant shall be void and of no force or effect.
6.4.    Accrual Information. In addition to the other requirements of this Article 6, Tenant shall, no later than the second (2nd) business day of each month until the Binney Tenant Improvements are complete, provide Landlord with an estimate of (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the Binney Tenant Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of the previous month, both from commencement of the Binney Tenant Improvements and solely for the previous month, and € the date of Substantial Completion of the Binney Tenant Improvements.
7.    Miscellaneous.
7.1.    Incorporation of Lease Provisions. Sections 45.3, 45.4, 45.6, 45.7, 45.8, 45.10-45.18 of the Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.
7.2.    General. Except as otherwise set forth in the Lease or this Work Letter, this Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the Premises.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Binney Work Letter as of the date and year first above written.
LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By: /s/ William Kane
Name: William Kane
Title: Senior Vice President East Coast Leasing

TENANT:

MOMENTA PHARMACEUTICALS, INC.,
a Delaware corporation

By: /s/ Scott Storer
Name: Scott Storer
Title: CFO

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EXHIBIT A-1
TENANT WORK INSURANCE SCHEDULE
Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any Tenant Work whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:
1.    Claims under workers’ compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.
2.    Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer’s liability law.
3.    Claims for damages because of bodily injury, or death of any person other than Tenant’s or any Tenant contractors’ employees.
4.    Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any Tenant contractors or (b) by any other person.
5.    Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.
6.    Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.
Tenant contractors’ Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.
Tenant contractors’ Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:
d.    Commercial General Liability:
Bodily Injury and Property Damage
Commercially reasonable amounts, but in any event no less than $1,000,000 per occurrence and $2,000,000 general aggregate, with $2,000,000 products and completed operations aggregate.

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d. Commercial General Liability: Bodily Injury and Property Damage	Commercially reasonable amounts, but in any event no less than $1,000,000 per occurrence and $2,000,000 general aggregate, with $2,000,000 products and completed operations aggregate.
b. Commercial Automobile Liability: Bodily Injury and Property Damage	$1,000,000 per accident
c. Employer’s Liability: Each Accident Disease – Policy Limit Disease – Each Employee	$500,000 $500,000 $500,000
d. Umbrella Liability: Bodily Injury and Property Damage	Commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than $5,000,000 per occurrence / aggregate.

All subcontractors for Tenant contractors shall carry the same coverages and limits as specified above, unless different limits are reasonably approved by Landlord. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least thirty (30) days’ prior written notice has been given to the Landlord. Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any Tenant Work and prior to each renewal. Coverage for completed operations must be maintained for the lesser of ten (10) years and the applicable statue of repose following completion of the Tenant Work, and certificates evidencing this coverage must be provided to Landlord. The minimum A.M. Best’s rating of each insurer shall be A- VII. Landlord and its mortgagees shall be named as an additional insureds under Tenant contractors’ Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of such contractors. Each contractor and its insurers shall provide waivers of subrogation with respect to any claims covered or that should have been covered by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder.

If any contractor’s work involves the handling or removal of asbestos (as determined by Landlord in its sole and absolute discretion), such contractor shall also carry Pollution Legal Liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Binney Term Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.

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EXHIBIT C
ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE
AND TERM EXPIRATION DATE
(BINNEY PREMISES)

THIS ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [_______], 20[__], with reference to that certain Lease dated as of February 5, 2013, as amended by that certain First Amendment to Lease dated as of March 21, 2013, as further amended by that certain Second Amendment to Lease dated as of May 24, 2013, as further amended by that certain Third Amendment to Lease dated as of December 30, 2015, as further amended by that certain Fourth Amendment to Lease dated as of ___________________, 2017 (the “Fourth Amendment”) (as amended, the “Lease”), by MOMENTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), in favor of BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.
Tenant hereby confirms the following:
1.    Tenant accepted possession of the Binney Premises for use in accordance with the Binney Permitted Use on [_______], 20[__]. Tenant first occupied the Premises for the Permitted Use on [_______], 20[__].
2.    The Premises are in good order, condition and repair.
3.    All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Premises.
4.    In accordance with the provisions of Section 4 of the Fourth Amendment, the Binney Term Commencement Date is [_______], 20[__], and, unless the Lease is terminated prior to the Binney Term Expiration Date pursuant to its terms, the Binney Term Expiration Date shall be [_______], 20[__].
5.    The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises.
6.    Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.
7.    The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [_______], 20[__], with Base Rent payable on the dates and amounts set forth in the chart below:

Dates	Approximate Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
[__]/[__]/[__]-[__]/[__]/[__]	[ ]	$[_______]	[ ]	[ ]
8.    The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.
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IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of the date first written above.

TENANT:

MOMENTA PHARMACEUTICALS, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT N-1
BINNEY ROOFTOP INSTALLATION AREA
[See attached]

GEN 1B
ACC-M
GEN 5
GEN 4
GEN 3
GEN M
GEN 5
GEN M
GEN 4
GEN 3

LAB BUILDING
301 BINNEY STREET
CAMBRIDGE, MA
SHELL & CORE

CONSTRUCTION DOCUMENTS
LAB PHASE

AHA

arrowstreet inc
Architects
Interior Designers
Planners
Urban Designers

212 Elm Street
Somerville, MA 02144
617.623.5555

Project No	99084
Drawn By	LCH
Checked By	BGA
Issue Date	5-7-2009

Revisions

No	Date	Description	By

Drawing Title:

ROOF TENANT COORDINATION PLAN

SCALE: 1/16"=1'-0"

Drawing Number
TC-R

LEGEND:

REFER TO ARCHITECT'S BOMA CALCULATION LEASE DRAWING FOR TENANT SPACES

= SHAFT ALLOCATION - SHAFTS ARE GENERALLY 7'X5' CLEAR

= AREA TO AVOID TO ALLOW TENANT DUCT/PIPE/CONDUIT APPROACH TO SHAFT

= SHARED AREA